                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE           Contact:        John E. Vollmer III
                                                SVP-Corporate Development
                                                Patterson-UTI Energy, Inc.
                                                (214) 360-7800

              PATTERSON-UTI ENERGY ANNOUNCES FIRST QUARTER RESULTS

                            NET INCOME UP 46 PERCENT


         SNYDER, TEXAS - APRIL 30, 2003 - PATTERSON-UTI ENERGY, INC. (NASDAQ:
PTEN), the second-largest operator of land-based oil and natural gas drilling rigs in North America, today announced financial results for the three months ended March 31, 2003.

         The Company reported a 46 percent increase in net income to $5.8 million, or $0.07 per share, for the three-month period, compared to net income of $3.9 million, or $0.05 per share for the quarter ended March 31, 2002. Revenue for the quarter was $165.2 million, versus $128.2 million for the comparable three-month period in 2002.

         The results for the quarter include income in the amount of $2.5 million ($1.6 million after tax) from the collection of a disputed receivable acquired in the 1999 merger with Norton Drilling Services, Inc., as well as a net of tax charge of $469,000 resulting from a change in the accounting rules (SFAS No.143) pertaining to the Company's exploration and production activities.

          Cloyce A. Talbott, Patterson-UTI's Chief Executive Officer, commented, "Demand for our drilling services continued to increase in the first quarter of 2003. Our average rigs operating increased to 176, including 15 in Canada, compared to 140 average rigs in the fourth quarter of 2002, including 8 in Canada. The demand for our U.S. rigs continued to increase in April 2003 and we expect to average approximately 188 U.S. rigs operating for the month. In Canada, drilling activity is declining due to the annual spring breakup and we expect to average approximately 6 rigs operating during April 2003.

         "Our policy of retaining our experienced field personnel and maintaining our equipment during the downtimes has continued to benefit us by allowing us to respond quickly and efficiently to our customers' needs. In the first quarter, we were able to increase our average rigs operating by 26% compared to the prior quarter, and 50% compared to the first quarter of 2002.

         "With increasing utilization, we have recently begun to attain increases in our average drilling dayrate. With these higher activity levels, we are seeing reduced availability of skilled drilling labor. As a result, in early April 2003 we reversed the 10% wage cuts that we implemented during the first quarter of 2002. We believe this move back to the peak wage levels of 2001 is appropriate to maintaining the quality of our workforce." Talbott added.

         Mark S. Siegel, Chairman of Patterson-UTI Energy, stated, "Our positive results also reflect the steadily improving conditions throughout the land drilling industry, as the market reacts to the low natural gas storage level. We expect a continued increase in utilization as our customers benefit from the overall strong commodity prices and are willing to invest their increased cash-flow in onshore drilling activities."

         The Company also announced that it recently acquired two additional land-based drilling rigs for $3.9 million in cash. The rigs have an average depth capacity of 17,000 feet and increase the Company's rig fleet to 333. The Company's rig count will increase to 340 upon completion of a previously announced seven rig acquisition that is expected to be completed during the second quarter of 2003.

         The Company said that, for financial statement purposes, average rigs operating for the quarter ended March 31, 2003 of 176 rigs was 3 rigs lower than the 179 rigs reported in the most recent monthly press release due to an increase in the number of days associated with turkey contracts in progress at March 31, 2003 compared to December 31, 2002. Drilling days reported for financial statement purposes utilize the completed contract method of accounting on turnkey contracts. Under the completed contract method, revenues and expenses, along with the related drilling days associated with turnkey contracts, are recorded in the period in which the turnkey contract is completed. Drilling days reported in the Company's monthly announcements represent the number of days in which a Patterson-UTI drilling rig was operating or moving under a drilling contract.

         The Company will hold its quarterly conference call to discuss first quarter results today at 10:00 a.m. Eastern (9:00 a.m. Central and 7:00 a.m. Pacific). This call is being Webcast and can be accessed through Patterson-UTI's Web site at www.patenergy.com or at www.streetevents.com in the Individual Investor Center. Replay of the conference call webcast will be available at these same websites through Wednesday, May 14, 2003.

         All references to "earnings per share" set forth in this press release are diluted earnings per share as defined within the Statement of Financial Accounting Standards No. 128.

ABOUT PATTERSON-UTI

         Patterson-UTI Energy, Inc. is the second-largest provider of onshore contract drilling services to exploration and production companies in North America. As noted above, the Company expects to complete the acquisition of seven additional land-based drilling rigs during the second quarter of this year. Upon completion of this transaction, the Company will own 340 land-based drilling rigs that operate primarily in the oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Utah, Louisiana, Mississippi and western Canada. Patterson-UTI Energy, Inc. is also engaged in the businesses of pressure pumping services and drilling and completion fluid services. Additionally, the Company has a small exploration and production business that is based in Texas.


Statements made in this press release which state the Company's or management's intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, declines in oil and natural gas prices that could adversely affect demand for the Company's services, and their associated effect on day rates, rig utilization and planned capital expenditures, adverse industry conditions, difficulty in integrating acquisitions, demand for oil and natural gas, and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings. Copies of these filings may be obtained by contacting the Company or the SEC.

                           PATTERSON-UTI ENERGY, INC.
             Condensed Consolidated Statements of Income (Unaudited)
                      (in thousands, except per share data)

                                                                                                Three Months Ended
                                                                                                    March 31,
                                                                                              2003              2002
                                                                                          ------------      ------------

REVENUES                                                                                  $    165,239      $    128,223

COSTS AND EXPENSES
     Direct operating costs (excluding depreciation, depletion and amortization)               126,894            93,292
     Depreciation, depletion and amortization                                                   24,136            22,202
     Selling, general and administrative                                                         6,894             6,343
     Bad debt expense                                                                               80                --
     Other                                                                                      (2,609)              (42)
                                                                                          ------------      ------------
          Total Costs and Expenses                                                             155,395           121,795
                                                                                          ------------      ------------

OPERATING INCOME                                                                                 9,844             6,428

OTHER INCOME (EXPENSE)
     Interest  expense                                                                             (72)             (111)
     Interest income                                                                               260               225
     Other                                                                                           8                17
                                                                                          ------------      ------------
          Total Other Income                                                                       196               131
                                                                                          ------------      ------------

INCOME BEFORE INCOME TAXES AND CUMULATIVE
     EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                                                   10,040             6,559

INCOME TAXES                                                                                     3,815             2,624
                                                                                          ------------      ------------

INCOME BEFORE CUMULATIVE EFFECT OF CHANGE
     IN ACCOUNTING PRINCIPLE                                                                     6,225             3,935

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
     PRINCIPLE, net of $287 income tax                                                            (469)               --
                                                                                          ------------      ------------

NET INCOME                                                                                $      5,756      $      3,935
                                                                                          ============      ============

NET INCOME  PER COMMON SHARE
     BASIC:
     Income before cumulative effect of change in
          accounting principle                                                            $       0.08      $       0.05
     Cumulative effect of change in accounting principle                                         (0.01)               --
                                                                                          ------------      ------------
     Net Income                                                                           $       0.07      $       0.05
                                                                                          ============      ============

     DILUTED:
     Income before cumulative effect of change in
          accounting principle                                                            $       0.08      $       0.05
     Cumulative effect of change in accounting principle                                         (0.01)               --
                                                                                          ------------      ------------
     Net Income                                                                           $       0.07      $       0.05
                                                                                          ============      ============

AVERAGE COMMON SHARES OUTSTANDING
     Basic                                                                                      80,163            77,412
                                                                                          ============      ============
     Diluted                                                                                    82,085            79,894
                                                                                          ============      ============

                           PATTERSON-UTI ENERGY, INC.
               Additional Financial and Operating Data (Unaudited)
                             (dollars in thousands)

                                                                                        Three Months Ended
                                                                                             March 31,
                                                                                      2003               2002
                                                                                  ------------       ------------

EBITDA, excluding income of $2.5 million for the three                            $     31,528       $     28,630
     months in 2003

Total capital expenditures, excluding acquisitions                                $     19,533       $     26,308

Contract Drilling:
     Revenues                                                                     $    135,581       $    101,940
     Direct operating costs (excluding depreciation and amortization)             $    106,428       $     73,432
     Selling, general and administrative                                          $      1,135       $      1,183
     Operating days                                                                     15,869             10,550
     Average revenue per operating day                                            $       8.54       $       9.66
     Average direct operating costs per operating day                             $       6.71       $       6.96
     Average margin per operating day                                             $       1.83       $       2.70
     Number of owned rigs at end of period                                                 331                324
     Average number of rigs owned during period                                            329                320
     Average rigs operating                                                                176                117
     Rig utilization percentage                                                             54%                37%
     Capital expenditures                                                         $     13,539       $     21,667

Drilling and Completion Fluids:
     Revenues                                                                     $     15,848       $     16,146
     Direct operating costs (excluding depreciation and amortization)             $     14,381       $     14,723
     Selling, general and administrative                                          $      1,777       $      1,727
     Total jobs                                                                            486                321
     Average revenue per job                                                      $      32.61       $      50.30
     Average costs per job                                                        $      29.59       $      45.87
     Average margin per job                                                       $       3.02       $       4.43
     Capital expenditures                                                         $        131       $        663

Pressure Pumping:
     Revenues                                                                     $      8,511       $      7,428
     Direct operating costs (excluding depreciation)                              $      5,006       $      4,157
     Selling, general and administrative                                          $      1,511       $      1,181
     Total jobs                                                                          1,061                839
     Average revenue per job                                                      $       8.02       $       8.85
     Average costs per job                                                        $       4.72       $       4.95
     Average margin per job                                                       $       3.30       $       3.90
     Capital expenditures                                                         $      3,713       $        936

Oil and Natural Gas Production and Exploration:
     Revenues                                                                     $      5,299       $      2,709
     Direct operating costs (excluding depreciation and depletion)                $      1,079       $        980
     Selling, general and administrative                                          $        382       $        453
     Capital expenditures                                                         $      2,150       $      3,042

Corporate and Other:
     Selling, general and administrative                                          $      2,089       $      1,799
     Bad debt expense                                                             $         80       $         --
     Other                                                                        $     (2,609)      $        (42)


                                                                                    March 31,          March 31,
                                                                                      2003               2002
                                                                                  ------------       ------------

Selected Balance Sheet Data:
     Cash and cash equivalents                                                    $     70,796       $     58,357
     Current assets                                                               $    251,084       $    192,292
     Total assets                                                                 $    964,741       $    886,003
     Current liabilities                                                          $     83,999       $     67,204
     Long-term debt, less current maturities                                      $         --       $         --
     Working capital                                                              $    167,085       $    125,088